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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade Municipals (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                           Votes     Votes
Matters                                     For     Withheld
-------                                  ---------- ---------
(1). Teresa M. Ressel................... 46,178,646 1,208,359
     Larry Soll......................... 46,024,134 1,362,871
     Philip A. Taylor................... 46,172,412 1,214,593
     Christopher L. Wilson.............. 46,211,531 1,175,474
(2). David C. Arch......................      2,733         0